LOAN AND SECURITY AGREEMENT

Between

UNITED DEVELOPMENT FUNDING III, L.P.,

As Borrower,

and

PREMIER BANK,

As Lender

Dated as of December 29, 2006

DEFINITIONS		1
ARTICLE I	LOANS, RENEWAL AND TERMINATION	15
1.1	Credit Facility	15
1.2	Borrowing Procedures	16
1.3	Interest.	16
1.4	Charges to Loan Account	16
1.5	Renewal and Termination	17
1.6	Payments by Borrower	17
1.7	Taxes	17
ARTICLE II	FEES	18
2.1	Closing Date Fees	18
2.2	Audit Fees	18
2.3	Costs and Expenses	19
ARTICLE III	GRANT OF SECURITY INTEREST	19
3.1	Grant of Security Interest	19
3.2	Continued Priority of Security Interest	19
3.3	Delivery of Client Notes, Client Loan Documents, and Other Documentation	20
3.4	Client Loan Documents	21
3.5	Appraisals	21
ARTICLE IV	ACCOUNTS; PROCEEDS AND COLLECTIONS	22
4.1	Escrow Account; Clearing Account; Proceeds	22
4.2	Collection of Proceeds from Clearing Account	22
ARTICLE V	REPRESENTATIONS AND WARRANTIES	23
5.1	Existence, Power and Authority; Borrower Interests	23
5.2	Compliance with Other Agreements and Applicable Law	25
5.3	Absence of Litigation	25
5.4	Taxes and Returns	25
5.5	Lien Priority and Nature of Certain Collateral	26
5.6	Principal Place of Business	26
5.7	Environmental Compliance	26
5.8	Proprietary Rights	27
5.9	Trade Names	27
5.10	Employee Relations	27
5.11	Employee Pension Benefit Plans	27
5.12	Bank Accounts	27
5.13	Accuracy and Completeness of Information	27
5.14	Software License Compliance	27
5.15	Client Note	27
5.16	Licenses and Permits	28
5.17	Survival of Warranties; Cumulative	28
ARTICLE VI	AFFIRMATIVE COVENANTS	28
6.1	Financial Statements	28
6.2	Books and Records	29
6.3	Additional Documentation	29
6.4	Existence, Name, Organization and Chief Executive Office	29
6.5	Compliance with Laws and Taxes	30
6.6	Performance of Obligations	30
6.7	Reporting as to Revenues, Receivables and Client Loans	30
6.8	Over-Advance	31
6.9	Breach or Default	31
6.10	Maintenance of Assets	32
6.11	Insurance	32
6.12	Use of Proceeds	32
6.13	Disclosure	32
6.14	Further Assurances	32
6.15	Brokerage Commissions	33
6.16	Defense of Title	33
6.17	Client Notes	33
6.18	Client Loans	34
6.19	Formation of Subsidiaries and Investments in Client Joint Ventures	34
6.20	Revisions or Updates to Schedules	35
6.21	Bank Accounts	35
ARTICLE VII	NEGATIVE COVENANTS	35
7.1	Business, Management and Organization	35
7.2	Disposition of Assets	35
7.3	Loans and Guarantees	36
7.4	Subsidiaries	36
7.5	Distributions and Salaries	36
7.6	Financial Covenants	36
7.7	Change of Control	37
7.8	Limitation on Indebtedness for Money Borrowed	37
7.9	Mergers; Consolidations; Acquisitions	37
7.10	Client Joint Ventures	37
7.11	Fiscal Year	37
7.12	Affiliate Transactions	37
7.13	Credit Guidelines	37
7.14	Approved States	38
ARTICLE VIII	CONDITIONS PRECEDENT	38
8.1	Credit	38
8.2	Initial and Subsequent Credit	39
ARTICLE IX	EVENTS OF DEFAULT; REMEDIES	40
9.1	Events of Default	40
9.2	Remedies	42
ARTICLE X	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; AND GOVERNING LAW	43
10.1	Governing Law; Choice of Forum; Service of Process; Jury Trial
	Waiver	43
10.2	Waiver of Certain Claims and Counterclaims	44
10.3	Indemnification	45
ARTICLE XI	MISCELLANEOUS	45
11.1	Power of Attorney	45
11.2	Outstanding Loan Balance	45
11.3	Entire Agreement, Successors and Assigns and Course of Dealing	45
11.4	Assignments and Participations	45
11.5	Amendments, Etc	46
11.6	Notices	46
11.7	Expenses	47
11.8	Assignment of Receivables	47
11.9	Binding Effect; Severability	47
11.10	Final Agreement	47
11.11	Counterparts	47
11.12	Captions	48
11.13	Information	48
11.14	Nonliability of Lender	48
11.15	Maximum Rate	48
11.16	Right of Setoff	49

36382.02/263482v6

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Revolving Note
Exhibit C	Credit Guidelines
Exhibit D	Form of Assignment of Note
Exhibit E	Form of Allonge

SCHEDULES

Schedule C	Incumbent Board Members
Schedule 5.1(a)	Organization; Qualification
Schedule 5.5(f)	Real Property
Schedule 5.7	Environmental Compliance
Schedule 5.9	Trade Names
Schedule 5.12	Bank Accounts
Schedule 6.12	Use of Proceeds

36382.02/263482v6

LOAN AND SECURITY AGREEMENT

Dated as of December 29, 2006

UNITED DEVELOPMENT FUNDING III, L.P., a Delaware limited partnership (“Borrower”) and PREMIER BANK, a Missouri banking association d/b/a Premier Bank Texas (“Lender”), agree as follows:

DEFINITIONS

As used in this Agreement:

“Account” or “Accounts” means all now owned or hereafter acquired right, title and interest in all accounts, as such term is defined in the UCC, and any and all supporting obligations with respect to any of the foregoing.

“Additional Documents” has the meaning given to such term in Section 3.2(d).

“Affiliate” means, with respect to a Person, (a) any partner, shareholder or member (in each case, if holding more than five percent (5%) of the outstanding interest in such Person) of such Person, (b) any director, officer or managing agent of such Person, and (b) any other Person (other than a Subsidiary) that, (i) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or voting partnership or other voting interest of such Person or any Subsidiary of such Person, or (iii) five percent (5%) or more of the voting stock or voting partnership or other voting interest of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other voting interest, by contract or otherwise.

“Allonge” means a duly executed allonge in substantially the form attached hereto as Exhibit “E”.

“Aggregate Partners’ Equity” means, at the time of measurement, the aggregate dollar amount of Borrower’s partners’ equity reported on Borrower’s balance sheet, determined in accordance with GAAP.

“Agreement” means this Loan and Security Agreement, including all Schedules, Exhibits and other attachments hereto, as the same may be amended, restated, supplemented, extended or otherwise modified from time to time.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Terrorism Law” means, collectively, the USA Patriot Act, Executive Order No. 13224 or any other statute, regulation, executive order, or other law pertaining to the prevention of future acts of terrorism or money laundering, in each case as such law may be amended from time to time.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of governmental bodies and orders and decrees of courts and arbitrators.

“Appraiser” means an independent third party appraiser acceptable to Lender in its sole discretion, which appraiser shall have a MAI or other approved designation.

“Asset Disposition” means the disposition of any asset of the Borrower or any of its Subsidiaries.

“Assignment of Note” means the Assignment of Promissory Note, Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing and Loan Documents, executed by Borrower in favor of Lender with respect to each Client Loan substantially in the form attached hereto as Exhibit “D”.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Board” means the duly elected and serving members of the Board of Directors of UMT Services, Inc., a Delaware corporation and the general partner of the General Partner.

“Borrower” has the meaning given to such term in the preamble of this Agreement.

“Borrowing” means a borrowing of Revolving Loan Advances made on the same day by Lender.

“Borrowing Base” means, with respect to Borrower, an amount in dollars equal to the lesser of (a) the Revolving Credit Limit or (b) the sum, without duplication, of: (i) with respect to each Eligible Note, the lesser of (A) up to eighty percent (80%) of the aggregate principal amount outstanding under such Eligible Note, or (B) up to eighty percent (80%) of the face amount of such Eligible Note; minus (ii) any Reserves.

“Borrowing Base Certificate” means the Borrowing Base Certificate referred to in Section 1.2 in the form attached hereto as Exhibit “A”.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Dallas, Texas are authorized or required to close.

“Capital Expenditures” means the aggregate of all expenditures made and liabilities incurred that, in accordance with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed assets accounts.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Concentration Account” means a deposit account established and maintained by Borrower over which Lender has “control” (as that term is used in Article 9 of the UCC), pursuant to the terms of this Agreement or any Deposit Account Control Agreement that may be entered into in connection with this Agreement.

“Change of Control” means the occurrence of any of the following events: (i) the members of the board of directors of UMT set forth on Schedule C (the “Incumbent Board”), cease for any reason to constitute at least two-thirds (2/3) of the members of the board of directors of UMT; provided, however that if the election, or the nomination for election by the common stockholders of UMT, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this definition be considered a member of the Incumbent Board; (ii) the General Partner shall cease to be the sole general partner of Borrower; (iii) UMT shall cease to be the sole general partner of the General Partner; or (iv) Borrower is liquidated, dissolved, or adopts a plan of liquidation pursuant to the Bankruptcy Code or any other bankruptcy law.

“Clearing Account” has the meaning given to such term in Section 4.1.

“Client” means a Person to whom Borrower extends credit loans, or other financial accommodations, which Client is obligated to Borrower under one or more Client Loan Documents.

“Client Collateral” means all real and personal property collateral pledged by a Client to Borrower pursuant to Client Loan Documents.

“Client Credit Documentation” means the background documentation for each Client Loan prepared by Borrower for its own internal purposes, including appraisals, environmental excerpts, term sheets, reports and credit committee write-ups, with all exhibits and schedules thereto, all as prepared and maintained in accordance with Borrower’s Credit Guidelines.

“Client Joint Venture” means an Investment by Borrower or any Subsidiary of Borrower in any Person, the purpose of which is related to the purchase and/or development for sale as finished building lots for single-family residential purposes of residential real estate and the improvements thereto.

“Client Loan” shall mean any loan, extension of credit, or financial accommodation made by Borrower to or for the benefit of a Client, the purpose of which Client Loan is related to the purchase and/or development for sale as finished building lots for single-family residential purposes of residential real estate and the improvements thereto or to credit enhancements provided by Borrower.

“Client Loan Documents” means any and all Client Notes, Mortgages and other agreements, contracts, documents, and instruments, including, without limitation, any and all debt instruments, promissory notes, loan agreements, chattel paper, agreements of guaranty, assignment agreements, mortgages, deeds of trust, deeds to secure debt, general or specific security agreements, certificates, pledge agreements, financing statements and amendments thereto, policies of title insurance, and all other like or similar agreements, contracts, documents and instruments evidencing, pertaining or otherwise securing at any time any Client Loan or Borrower’s interest therein. Generally, based on Borrower’s current Client Loan documentation, such Client Loan Documents include promissory notes, pledge agreements, stock powers, assignments of partnership interests and membership interests, security agreements, guaranty agreements, deeds of trust, profits interest and distribution of proceeds agreements, UCC financing statements, and environmental indemnity agreements.

“Client Loan Closing Date” means the date of Borrower’s initial funding of a Client Loan.

“Client Note” means an instrument containing an express and absolute promise of a Client to pay to Borrower, a definite sum of money at a specified time, in order to evidence a Client Loan.

“Client Pledge” means a pledge, assignment or security interest in the equity interests of any Person, executed by or on behalf of a Client in favor of Borrower in connection with a Client Loan.

“Closing Date” means the date of the funding of an initial Loan under this Agreement.

“Collateral” means all of Borrower’s assets, including, without limitation, all of the following property and interests in property of Borrower, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising: (i) all Receivables; (ii) all Inventory; (iii) all Equipment; (iv) all Contract Rights; (v) all General Intangibles and Proprietary Rights; (vi) all Investment Property; (vii) each Deposit Account and all certificates of deposit maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC; (viii) all goods and other property, whether or not delivered, (a) the sale or lease of which gives or purports to give rise to any Receivable, including, but not limited to, all merchandise returned or rejected by or repossessed from customers, or (b) securing any Receivable, including, without limitation, all rights as an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such goods and other property; (ix) all mortgages, deeds to secure debt and deeds of trust on real or personal property, guaranties, leases, security agreements, and other agreements and property which secure or relate to any Receivable or other Collateral (including the Client Loans), or are acquired for the purpose of securing and enforcing any item thereof; (x) all documents of title, policies and certificates of insurance, securities, chattel paper (including electronic chattel paper and tangible chattel paper) and other documents and instruments; (xi) all other goods and personal property, whether tangible or intangible, wherever located, including money, supporting obligations, letters of credit and each letter-of-credit right; (xii) all files, correspondence, computer programs, tapes, discs and related data processing software which contain information identifying or pertaining to any of the Receivables, or any Client, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; (xiii) any “commercial tort claims” as that term is defined in the UCC; (xiv) all Client Loans and Client Loan Documents (and the rights of Borrower to payments thereunder); (xv) all real property; and (xvi) any and all products and proceeds of the foregoing (including, but not limited to, any claim to any item referred to in this definition, and any claim against any third party for loss of, damage to or destruction of any or all of, the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements and other documents.

“Commitment” means the commitment of Lender to make the Revolving Loan Advances, subject to the terms and conditions of this Agreement.

“Contract Rights” means any rights under contracts not yet earned by performance and not evidenced by an instrument or chattel paper.

“Covenant Compliance Certificate” means a certificate setting forth a calculation of the financial covenants described in Section 7.6, and the status of all other monetary covenants set forth in this Agreement.

“Credit Facility” means the revolving credit facility established under this Agreement in an aggregate amount outstanding at any one time not to exceed the Revolving Credit Limit.

“Credit Guidelines” means Borrower’s customary credit and underwriting guidelines as of the date hereof as set forth in Borrower’s credit and underwriting guidelines manual, a copy of which is attached hereto as Exhibit “C”, as such guidelines are amended from time to time, provided that such amendments shall be approved by Lender in writing in accordance with Section 7.14.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement among one or more Borrower, Lender and the bank named therein, pursuant to which Lender shall have been granted a first priority lien and security interest in the deposit account more particularly described therein.

“Dollar”, “dollar” and “$” means freely transferable United States dollars.

“Eligible First Lien Notes” means an Eligible Note payable to Borrower which is secured by a first priority mortgage, deed of trust, security deed or similar agreement filed of record (or in transit to be filed of record) in the appropriate real property records, and insured by a title insurance policy (including “gap coverage” for the period from the Client Loan Closing Date to the date of recording of such mortgage, deed of trust, security deed or similar agreement and containing only such title exceptions as are reasonably acceptable to Lender) issued to Borrower by a title insurer reasonably acceptable to Lender for the amount of such Client Note.

“Eligible Notes” means a Client Note payable to Borrower which meets all of the following requirements, as determined by Lender, and continues to do so until collected in full (unless otherwise consented to by Lender in writing):

(a) such Client Note evidences a Client Loan made in accordance with Borrower’s Credit Guidelines;

(b) with respect to real property which is encumbered by a Mortgage securing a Client Note that has a principal amount in excess of $5,250,000.00 or, in the case of a Client Pledge, with respect to real property which is owned by the entity that is the subject of the Client Pledge and secures a Client Note in excess of $5,250,000.00, Borrower shall have delivered to Lender, an appraisal setting forth the Retail Appraised Value of such real property, dated as of a recent date acceptable to Lender in its sole discretion, and if the lesser of (i) the outstanding principal amount or (ii) the face amount of such Client Note exceeds the Retail Appraised Value, then the outstanding principal amount or face amount, as applicable, up to the Retail Appraised Value shall be eligible;

(c) such Client Note is secured by a Mortgage, a Client Pledge, or with Lender’s prior written consent, other security acceptable to Lender in its sole discretion;

(d) such Client Note represents a valid, binding and full recourse obligation of a Client, enforceable in accordance with its terms for the amount outstanding thereunder without offset, counterclaim or defense (whether actual or alleged), and the Client Loan evidenced thereby complies with all applicable state and federal laws, rules and regulations, including without limitation applicable usury laws;

(e) the Client executing such Client Note (i) is not and has not been adjudicated as bankrupt or insolvent, (ii) has not filed a voluntary petition seeking reorganization or an arrangement with creditors or taking advantage of or seeking any relief under the Bankruptcy Code, or (iii) has not filed an answer admitting the material allegations of or consenting to, or permitting default in, a petition filed against such Client in any Insolvency Proceeding;

(f)  (i) no payment or obligation under such Client Note is more than fifteen (15) days past due or delinquent, (ii) such Client Note is otherwise free from default, after giving effect to any cure periods provided for in such Client Note, except as provided in clause (i) of this subsection (f), and (iii) to the knowledge of Borrower, no condition exists that adversely affects the value of such Client Note or the Collateral securing such Client Note or the Client’s obligations thereunder;

(g) Borrower shall be in compliance with all delivery requirements with respect to such Client Note set forth in Section 3.3;

(h)  the Client Note and the Client Loan evidencing such Client Note shall not violate any provision of the Borrower’s partnership agreement or any other agreement with Borrower’s public partners;

(i) such Client Note has not been assigned to any other Person; and

(j)  any Indebtedness of the Client to the First Lien Lender (if any) shall not be in default (after giving effect to any cure period provided in the loan documents evidencing the Indebtedness of the First Lien Lender).

For purposed of this definition, any Client Note that at any time is or becomes an Eligible Note but which subsequently fails to meet any of the requirements of this definition, shall cease to be an Eligible Note (but shall continue to be part of the Collateral) for so long as the same fails to meet such requirements.

“Environmental Laws” means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

“Equipment” has the meaning given to such term in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Escrow Account” has the meaning given to such term in Section 4.1.

“Event of Default” means an event described in Section 9.1.

“Excluded Taxes” has the meaning given to such term in Section 1.9.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fee Letter” means the letter agreement dated as of the Closing Date, by and between Borrower and Lender regarding the Origination Fee to be paid by Borrower to Lender.

“Financing Statements” has the meaning given to such term in the UCC.

“First Lien Lender” means a bank or other financial institution or Person (i) that provides a First Lien Mortgage to a Client or (ii) who holds a superior position ahead of Borrower by Lien, agreement or otherwise, with respect to the repayment of the subject Client Note or any Mortgage or Lien securing such Client Note.

“First Lien Lender Loan Documents” means the loan documents evidencing Client Indebtedness to a First Lien Lender and includes, without limitation, any subordination, tri-party or other agreement entered into by Borrower in connection therewith.

“First Lien Mortgage” means a first priority mortgage, deed of trust, security deed or similar agreement provided by a First Lien Lender to a Client to purchase and/or develop for sale as finished building lots for single-family residential purposes of residential real estate and the improvements thereto and with respect to such property, Borrower has provided a second priority mortgage, deed of trust, security deed or similar agreement to permit such Client to purchase and develop such property.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower that ends on the last day of December of each year.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and, when used with reference to Borrower or any Subsidiary of Borrower, consistent with the prior financial practices of Borrower.

“General Intangibles” has the meaning given to such term in the UCC.

“General Partner” means UMTH Land Development, L.P., a Delaware limited partnership.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies, whether federal, state, local or foreign national or provincial and all agencies thereof.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Highest Lawful Rate” means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Agreement, under the laws of the State of Texas (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws that may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of Texas or such other jurisdiction’s law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and any other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“Indebtedness” of any Person means, without duplication, all Liabilities of such Person, and to the extent not otherwise included in Liabilities, the following: (a) all obligations for Money Borrowed or for the deferred purchase price of property or services, (b) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (c) all obligations of other Persons which such Person has guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, and (d) in the case of Borrower (without duplication) all Obligations under the Loan Documents.

“Initial Term” means the two (2) year period commencing on the Agreement Date, and ending on the day immediately prior to the second anniversary thereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Installment” means, with respect to any obligation, each installment of rent under, or payment of (or in the nature of) principal of, such obligation that is stated or scheduled (in accordance with the terms of such obligation) to be due and payable.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Expense” means for any period as determined in conformity with GAAP, total interest expense, whether paid or accrued or due (including without limitation, in respect of the Loans and subordinated debt, if any) and payable, including without limitation, the interest component of Capital Lease obligations for such period, all bank fees, and net costs under interest rate contracts.

“Interest Rate” means the Prime Rate.

“Interested Party” means any employee, agent, owner, partner, member, or shareholder of Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as in effect from time to time.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person; (a) the acquisition or ownership by such Person of any share of capital stock, evidence of Indebtedness (which shall not include funds on deposit in demand deposit accounts) or other security issued by any other Person, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, excluding advances to employees in the ordinary course of business for business expenses, (c) the obligations of any other Person that are guaranteed by such Person, (d) any other investment in any other Person, and (e) any commitment or option to make any of the investments listed in clauses (a) through (d) above.

“Investment Property” has the meaning given to such term in the UCC.

“Lender” has the meaning given to such term in the preamble of this Agreement.

“Lender UCC Assignment” means a properly completed UCC-3 assignment form, assigning to Lender, Borrower’s interest in any UCC financing statement filed by or on behalf of Borrower in connection with a Client Loan.

“Liabilities” of any Person means all items (except for items of capital stock, additional paid-in capital or retained earnings, or of general contingency or deferred tax reserves) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Liabilities are to be determined.

“Lien” as applied to the property of Borrower or any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, lease constituting a Capitalized Lease, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom, (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, and (c) the filing of, or any agreement to give, any financing statement under the UCC or its equivalent in any jurisdiction, excluding informational financing statements relating to property leased by such Person.

“Loan Documents” means collectively this Agreement, the Revolving Note, the Security Documents, and each other instrument, agreement or document executed by Borrower or any other Person in connection with this Agreement, whether prior to, on or after the Agreement Date.

“Loans” means collectively, all Revolving Loan Advances and “Loan” means any individual Revolving Loan Advance.

“Materially Adverse Effect” means a material adverse effect on (a) the business, assets, properties, financial condition, contingent liabilities or material agreements of Borrower and its Subsidiaries, if any, taken as a whole, (b) the value of the Collateral taken as a whole, (c) the Security Interest or the priority of the Security Interest (except to the extent directly caused by the actions of Lender), (d) the ability of Borrower or any other Obligor to perform any material payment obligations under this Agreement or any other Loan Document, or (e) the rights of or benefits available to Lender under, or the validity or enforceability of, any Loan Document.

“Money Borrowed” means, as applied to Indebtedness, (a) Indebtedness for money borrowed, (b) Indebtedness, whether or not in any such case the same was for money borrowed, (i) represented by notes payable, and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid or that was issued or assumed as full or partial payment for property (other than trade credit that is incurred in the ordinary course of business), (c) Indebtedness that constitutes a Capitalized Lease, and (d) Indebtedness that is such by virtue of clause (c) of the definition thereof, but only to the extent that the obligations guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

“Mortgage” means a mortgage, deed of trust or security agreement from a Client in favor of Borrower and encumbering real property as security for a Client Loan.

“Net Proceeds” means proceeds received by Borrower or any of its Subsidiaries in cash from any Asset Disposition (including, without limitation, payments under notes or other debt securities received in connection with any Asset Disposition), net of: (a) the reasonable and necessary transaction costs of such sale, lease, transfer or other disposition; (b) any tax liability arising from such transaction; and (c) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

“Notice of Borrowing” means a telephonic or electronic notice followed by a confirming same-day written notice requesting a Borrowing, which is given by telex or facsimile transmission in accordance with the applicable provisions of this Agreement and which specifies (i) the amount of the requested Borrowing, and (ii) the date of the requested Borrowing.

“Obligations” means, in each case whether now in existence or hereafter arising, (a) the principal of, and interest and premium, if any, on, the Loans, and (b) all indebtedness, liabilities, obligations, covenants and duties of Borrower to Lender of every kind, nature and description arising under this Agreement, or any of the other Loan Documents, or in connection with the Credit Facility, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money, including without limitation, fees and expenses required to be paid or reimbursed pursuant to this Agreement.

“Obligor” means Borrower and any Person who may now or in the future guaranty the payment and performance of the whole or any part of the Obligations.

“Origination Fee” means the non-refundable Origination Fee required to be paid by Borrower as described in the Fee Letter.

“Overadvance” means, as of any date of determination, the amount, if any, by which the outstanding principal balance of Revolving Loan Advances exceeds the lesser of (a) the Revolving Credit Limit, or (b) the Borrowing Base.

“Payment Taxes” has the meaning given to such term in Section 1.9(a).

“Permitted Disbursements” has the meaning given to such term in Section 4.1.

“Permitted Liens” means: (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases only if payment shall not at the time be required to be made or which are being diligently contested in good faith by the Borrower by appropriate proceedings; provided that in any such case an adequate reserve is being maintained by Borrower for the payment of the same in accordance with GAAP, and (ii) in the case of warehousemen or landlords, only if such liens are junior to the Security Interest in any of the Collateral, (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or under payment or performance bonds, (c) other Liens on real property owned by Borrower in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of Borrower, (d) purchase money Liens, (e) Liens of Lender arising under this Agreement and the other Loan Documents, (f) in the case of Mortgages, Liens in favor of any related First Lien Lender, and (g) Subordinate Liens in favor of Borrower.

“Person” means any individual, limited liability company, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which Borrower or any Subsidiary of Borrower is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means each Pledge Agreement pursuant to which the General Partner and Borrower, and/or any Subsidiary of Borrower pledge their respective equity interests in any Subsidiary or Client Joint Venture to Lender, in each case in favor of Lender and in each case in form and substance satisfactory to Lender.

“Prime Rate” means for any day the prime rate of interest in effect for such day as reported by The Wall Street Journal, and, if such rate is no longer published by The Wall Street Journal, that rate as published by a comparable publication designated by Lender as a substitute therefor. Any change in any interest rate provided for in this Agreement based upon the Prime Rate shall take effect as of the time of the change of the Prime Rate.

“Proprietary Rights” means all of Borrower’s now owned and hereafter arising or acquired patents, patent applications, inventions and improvements, copyrights, copyright applications, literary rights, trademarks, trademark applications, trade names, trade secrets, service marks, data bases, computer software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, licenses, and other intangible property, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, all income, royalties, damages, claims and payments now or hereafter due and/or payable under or with respect thereto, including without limitation, damages and payments for past and future infringement thereof, all rights to sue for past, present and future infringement of any of the foregoing and all rights corresponding to any of the foregoing throughout the world.

“Receivable” means and includes (a) any and all rights to the payment of money or other forms of consideration of any kind (whether classified under the UCC as Accounts, contract rights, chattel paper, general intangibles, or otherwise) including, but not limited to, payments under the Client Notes, Accounts, Letters-of-credit rights, chattel paper, tax refunds, insurance proceeds, Contract Rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any Person, (b) all guarantees, security and Liens for payment thereof, (c) all goods, whether now owned or hereafter acquired, and whether sold, delivered, undelivered, in transit or returned, which may be represented by, or the sale or lease of which may have given rise to, any such right to payment or other debt, obligation or liability, and (d) all proceeds of any of the foregoing.

“Reportable Event” has the meaning set forth in Section 4043(b) of ERISA, but shall not include a Reportable Event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

“Reserves” means reserves established against the amount of the Revolving Loan Advances, which Lender in the exercise of its sole discretion, deems necessary to ensure payment of the Obligations.

“Retail Appraised Value” means the value (determined by an Appraiser) of the real property securing the Client Loans evidenced by Eligible Notes based on the market value of the finished sites sold to a merchant builder reflecting all estimated costs to carry and sell the finished building lots.

“Revenues” means (a) all money, funds, cash, proceeds, or payments of any kind received by Borrower and its Subsidiaries, if any, from all sources, including without limitation, all proceeds of Collateral, including Net Proceeds, insurance proceeds, and all proceeds from the sale of Collateral, whether received in cash, by check, by other instrument, or otherwise and (b) all proceeds of Collateral received by any General Partner, including Net Proceeds, insurance proceeds, and all proceeds from the sale of Collateral, whether received in cash, by check, by other instrument, or otherwise.

“Revolving Credit Limit” means the Credit Facility established under this Agreement in an aggregate principal amount outstanding at any one time not to exceed $10,000,000, subject to the terms and conditions of this Agreement, or such lesser or greater amount as shall be agreed upon from time to time in writing by Lender and Borrower.

“Revolving Loan Advance” means a revolving loan made to Borrower pursuant to this Agreement and “Revolving Loan Advances” means more than one Revolving Loan Advance and, collectively, all Revolving Loan Advances.

“Revolving Note” means the promissory note issued by Borrower to Lender in the form attached hereto as Exhibit “B”, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Security” has the meaning given to such term in Section 2(1) of the Securities Act of 1933, as amended.

“Security Documents” means each of the following: (a) the Financing Statements, (b) the Pledge Agreements, (c) the Deposit Account Control Agreement, (d) each Assignment of Note and (e) each other writing executed and delivered by Borrower or any other Obligor securing the Obligations or any part thereof.

“Security Interest” means the Liens of Lender on and in the Collateral created or affected hereby or by any of the Security Documents or pursuant to the terms hereof or thereof.

“Settlement Period” means each week, or such lesser period or periods as Lender shall determine.

“Subordinated Indebtedness” means any Indebtedness for Money Borrowed of Borrower that is expressly subordinated to the Obligations on terms and conditions acceptable to Lender in its sole discretion.

“Subsidiary” means, (a) when used to determine the relationship of a Person to another Person, a Person of which an aggregate of fifty percent (50%) or more of the stock of any class or classes or fifty percent (50%) or more of other ownership interests is owned of record or beneficially by such other Person, or by one or more Subsidiaries of such other Person, or by such other Person and one or more Subsidiaries of such Person, (i) if the holders of such stock, or other ownership interests, (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency, or (ii) in the case of such other ownership interests, if such ownership interests constitute a majority voting interest, and (b) when used with respect to a Plan, ERISA or a provision of the Internal Revenue Code pertaining to employee benefit plans, any other corporation, trade or business (whether or not incorporated) which is under common control with Borrower and is treated as a single employer with Borrower under Section 414(b) or (c) of the Internal Revenue Code and the regulations thereunder.

“Taxes” means any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

“Termination Date” means the earliest to occur of: (a) the end of the Initial Term, or such later date as to which the same may be extended pursuant to the provisions of Section 1.6, (b) such date as the Obligations shall have been accelerated pursuant to the provisions of Section 9.2, or (c) such date as all Obligations shall have been indefeasibly paid in full and the Credit Facility shall have been terminated.

“Termination Event” means (a) a Reportable Event, (b) the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination, under Section 4041(c) of ERISA, (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Plan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of Texas.

“UMT” means UMT Services, Inc., a Delaware corporation and the general partner of the General Partner.

“Unfinanced Capital Expenditures” means Capital Expenditures that are not funded or financed (i) with the proceeds of any Borrowing under this Agreement or (ii) with the proceeds of any purchase money Indebtedness or other third party Indebtedness.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Publ. No. 107-56, Stat. 272 (2001), as in effect from time to time.

General. Unless otherwise defined, all terms used in this Agreement that are defined in the UCC shall have the meaning given them in the UCC. All terms of an accounting nature not specifically defined in this Agreement shall have the meaning ascribed them by GAAP. References to any legislation or statute or code, or to any provision thereof, shall include any modification or reenactment of, or any legislative, statutory or code provision substituted for, such legislation, statute or code or provision thereof. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in this Section may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

ARTICLE I -   LOANS, RENEWAL AND TERMINATION

1.1  Credit Facility.

(a)  Revolving Credit Commitment. Lender agrees, for so long as no Default or Event of Default exists and subject to the terms of this Agreement (including the provisions of Article VIII hereof), to make Loans and other financial accommodations to Borrower in an aggregate amount up to, but not exceeding, the lesser of: (i) the Revolving Credit Limit; or (ii) the Borrowing Base. The aggregate balance of Revolving Loan Advances shall not at any time exceed the Revolving Credit Limit at any time. Lender shall not be obligated to make available, any Revolving Loan Advances to Borrower to the extent such Revolving Loan Advance when added to the then outstanding Revolving Loan Advances would cause the aggregate outstanding Revolving Loan Advances to exceed the Borrowing Base. If at any time the amount of all Revolving Loan Advances outstanding exceeds the lesser of (i) the Revolving Credit Limit and (ii) the Borrowing Base, Borrower immediately shall make a mandatory prepayment to Lender for the ratable benefit of Lender in an amount not less than such excess within five (5) Business Days after the date such excess occurred.

(b)  Revolving Note. The obligations of Borrower to repay the Revolving Loan Advances to Lender and to pay interest thereon shall be evidenced by a separate Revolving Note to Lender. The Revolving Note shall be in a principal amount equal to the Revolving Credit Limit and shall represent the obligation of Borrower to pay Lender the Revolving Credit Limit or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Lender hereunder, plus interest accrued thereon, as set forth herein. Borrower irrevocably authorizes Lender to make or cause to be made appropriate notations on the Revolving Note, or on a record pertaining thereto, reflecting Revolving Loan Advances and repayments thereof. The outstanding amount of the Revolving Loan Advances set forth on Lender’s Revolving Note or record shall be conclusive evidence of the principal amount thereof owing and unpaid to Lender, absent manifest error, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Note to make payments of principal of or interest on the Revolving Note when due. Any of the foregoing to the contrary notwithstanding, any lack of Lender’s request to be issued the Revolving Note shall not, in any manner, diminish Borrower’s obligation to repay the Revolving Loan Advances made by Lender, together with all other amounts owing to Lender by Borrower.

1.2  Borrowing Procedures.

(a)  Each request for a Revolving Loan Advance shall be made by a transmission to Lender of a Notice of Borrowing from Borrower, given not later than 12:00 noon Dallas, Texas time on a Business Day and shall be accompanied by a complete, accurate and current Borrowing Base Certificate, and shall be confirmed by Borrower with Lender by telephone; provided, that Lender shall at any time have the right to review and adjust, in the exercise of its sole discretion, any calculation set forth in the Borrowing Base Certificate or the Notice of Borrowing (i) to reflect Lender’s reasonable estimate of declines in value of any of the Collateral described in such Borrowing Base Certificate, and (ii) to the extent such calculation is not in accordance with this Agreement. Revolving Loan Advances may be repaid and reborrowed in accordance with the provisions hereof. Upon fulfillment of the conditions set forth in Article VIII for such Borrowing, Lender will make such funds available to Borrower at the Lender account specified by Borrower in such Notice of Borrowing.

1.3  Interest.

(a)  Interest shall accrue on the outstanding principal balance of the Loans at the Interest Rate. All interest accrued on the outstanding principal balance of the Loans shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed in each month. Accrued interest shall be added to the outstanding principal balance of the Loans on the first Business Day of each calendar month following the month in which such interest accrues.

(b)  Upon the occurrence and during the continuation of an Event of Default, which Event of Default is not cured to the satisfaction of Lender within ten (10) days from the date such Event of Default first occurred, the unpaid principal balance of the Revolving Loan Advances shall bear interest at a per annum rate equal to the Interest Rate plus two percent (2%) per annum effective as of and from the date such Event of Default first occurred, as determined by Lender.

1.4  Charges to Loan Account. At Lender’s option, exercised in Lender’s sole discretion, Lender may (a) deduct the aggregate amount of principal, interest, fees, costs, expenses, and other charges and amounts provided for in this Agreement or in any other Loan Documents from any Revolving Loan Advance on the due date thereof, (b) treat such amounts as a Revolving Loan Advance or (c) disburse such amount by way of direct payment, which such disbursement shall be deemed to be a Revolving Loan Advance.

1.5  Renewal and Termination.

(a)  This Agreement and the Commitment made hereunder shall expire on the Termination Date. Borrower may terminate this Agreement on a date other than the Termination Date, by no less than ten (10) days’ written notice of such termination to Lender and payment to Lender of all payments due upon such termination, as provided in this Agreement. Lender may terminate this Agreement at any time during the existence of an Event of Default.

(b)  Upon the termination of this Agreement for any reason as herein provided, Borrower shall be required to pay, discharge and satisfy, no later than the effective date of such termination, the Loans, all accrued and unpaid interest and fees, and all other non-contingent Obligations outstanding.

(c)  Notwithstanding the payment in full of the Loans, all accrued and unpaid interest and fees, and all other non-contingent Obligations outstanding, Lender shall not be required to terminate its Security Interests unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Client and applied to the Obligations, Lender shall (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and its Security Interest for such period of time as Lender, in its sole discretion, may deem necessary to protect it from any such loss or damage.

    1.6  Payments by Borrower. Borrower shall make each payment hereunder and under the Revolving Note not later than 12:00 noon Dallas, Texas time on the day when due. Payments made by Borrower to Lender shall be in Dollars at its address referred to in Section 11.6 in immediately available funds without deduction, withholding, setoff or counterclaim.

1.7  Taxes.

(a)  All payments made by Borrower hereunder or under the Revolving Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or gross receipts of Lender pursuant to the laws of the United States or the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of Lender is located or any subdivision thereof or therein (the “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Payment Taxes”). If any Payment Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein. Borrower agrees to indemnify and hold harmless Lender, and reimburse Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by Lender.

(b)  In addition, Borrower agrees to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Loan Documents, (ii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Loan Documents (hereinafter referred to as “Other Taxes”).

(c)  Borrower will indemnify Lender for the full amount of Payment Taxes (including, without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 1.7), subject to the exclusion set out in the first sentence of Section 1.7(a), and will indemnify Lender for the full amount of Other Taxes (including, without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 1.7) paid by Lender in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted. Payment of this indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

(d)  Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes, Borrower shall furnish to Lender, at its address referred to in Section 11.6, the original or certified copy of a receipt evidencing payment thereof.

(e)  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 1.7 shall survive the payment in full of all Obligations hereunder and under the Revolving Note.

ARTICLE II -   FEES

2.1  Closing Date Fees. On the Closing Date, Borrower shall pay to Lender the Origination Fee in accordance with the terms of the Fee Letter.

2.2  Audit Fees. For each field examination and audit of the books, records and other assets of Borrower, in each case performed by one or more agents of Lender, Borrower shall pay to Lender all reasonable costs and expenses incurred by Lender in connection with its agents performing and/or summarizing the results of such examination (including all necessary travel time). Audits shall be performed by Lender no less frequently than quarterly and, upon the occurrence of an Event of Default, as often as Lender shall require in its sole discretion, and each audit fee shall be payable by Borrower to Lender on Lender’s demand therefor.

2.3  Costs and Expenses. Borrower agrees to reimburse Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with the Loans, including, but not limited to, filing fees, tax, lien and judgment search fees, fees of outside auditors, bank fees, outside attorneys’ fees, servicing fees, appraisal fees, environmental report fees and any other reasonable fees or expenses.

ARTICLE III -   GRANT OF SECURITY INTEREST

3.1  Grant of Security Interest. To secure the payment, performance and observance of the Obligations, Borrower grants, and hereby assigns, mortgages, and pledges, to Lender, all of the Collateral, and grants to Lender, a continuing security interest in, and a Lien upon, and a right of set off against, all of the Collateral.

3.2  Continued Priority of Security Interest.

(a)  The Security Interest granted by Borrower shall at all times be valid, perfected and enforceable against Borrower and all third parties in accordance with the terms of this Agreement, as security for the Obligations, and the Collateral shall not be at any time subject to any Liens that are prior to, or on parity with or junior to the Security Interest, other than Permitted Liens.

(b)  Borrower shall, at it sole cost and expense, take all action that may be necessary or desirable, or that either Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and rank of the Security Interest in the Collateral in conformity with the requirements of Article III, or to enable Lender to exercise or enforce its rights hereunder.

(c)  Borrower covenants and agrees that from and after the Agreement Date and until the Termination Date, subject to Sections 3.3 and 3.4:

(i)  In the event that any Collateral, including proceeds, is evidenced by or consists of negotiable collateral (including without limitation letters of credit, letter-of-credit rights, instruments, promissory notes, draft documents or chattel paper, including electronic and tangible chattel paper, and if and to the extent that perfection or priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such negotiable collateral or chattel paper to Lender;

(ii)  Borrower shall take all steps reasonably necessary to grant Lender control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transaction Act and the Electronic Signatures in Global and National Commerce Act; and

(iii)  if Borrower retains possession of any chattel paper or instruments with Lender’s consent, such chattel paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured thereby are subject to the security interest of Premier Bank.”

(d)  At any time upon the request of Lender, Borrower shall execute (or cause to be executed) and deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) upon which Borrower’s signature may be required that Lender may request in its sole discretion, in form and substance satisfactory to Lender, to perfect and continue the perfection of or better perfect Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), and in order to consummate fully all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by Applicable Law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. Borrower authorizes Lender to transmit, communicate or, as applicable, file any financing statement under the UCC, record, in-lieu financing statement, amendment, correction statement, continuation statement, termination statement or other instrument describing the Collateral as defined herein, as “all personal property of Debtor” or “all assets of Debtor” or words of similar effect in such jurisdictions and in such filing offices as Lender may deem necessary or desirable in order to perfect any security interest granted by Borrower under this Agreement and the other Loan Documents without signature. Borrower hereby ratifies, to the extent necessary, Lender’s authorization to file a financing statement, if such financing statement has been pre-filed by Lender prior to the Agreement Date. Prior to repayment in full and final discharge of the Obligations, Borrower shall not terminate, amend or file a correction statement with respect to any financing statement filed pursuant to this Section 3.2(d) without Lender’s prior written consent.

(e)  Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a commercial tort claim, as that term is defined in the UCC, after the date hereof against any third party and, upon request of Lender, authorize the filing of additional or amendments to existing financing statements and do such other acts or things deemed necessary or desirable by Lender to give Lender a security interest in any such commercial tort claim.

(f)  Borrower shall mark its books and records as directed by Lender and as may be necessary or appropriate to evidence, protect and perfect the Security Interest and shall cause its financial statements to reflect the Security Interest by appropriate footnote.

3.3  Delivery of Client Notes, Client Loan Documents and Other Documentation.

(a)  Within one (1) Business Day after each Client Loan Closing Date, Borrower shall properly endorse such Client Note to Lender pursuant to an Allonge and deliver to Lender, the original duly executed Client Note, together with the original duly executed Allonge, to Lender.

(b)  If a Mortgage secures a Client Note, then (i) within one (1) Business Day following the Client Loan Closing Date, Borrower shall deliver to Lender, the original duly executed and notarized Assignment of Note (containing a blank line for the recording information to be completed upon recording of the Mortgage), and (ii) within one (1) Business Day following Borrower’s receipt of the recorded Mortgage, Borrower shall have delivered to Lender a complete copy of the recorded Mortgage and the recording information for the Mortgage to be completed on the Assignment of Note a duly executed and notarized Assignment of Note, including the page and volume and/or document recording information for the Mortgage.

(c)  If a Client Pledge secures a Client Note, then within one (1) Business Day following the Client Loan Closing Date, Borrower shall deliver to Lender, the original duly executed stock power(s) and assignment(s) of partnership interests and/or membership interests, as applicable, and (ii) within one (1) day following Borrower’s receipt of the original stock certificate(s), if any, pledged to secure such Client Note, Borrower shall deliver to Lender such original stock certificate(s).

(d)  Within five (5) Business Days following the Client Loan Closing Date, Borrower shall deliver to Lender, copies of the Client Loan Documents relating to such Client Note (other than the Client Note, the Mortgage, the stock power(s), assignment(s) of partnership interests and assignment(s) of membership interests, as applicable, which are required to be delivered to Lender in accordance with the provisions set forth in subsections (a), (b) and (c) above).

(e)  If a Client Note is secured by one or more UCC Lien(s), then within one (1) Business Day following Borrower’s receipt of the UCC recording confirmation, Borrower shall deliver to Lender, the duly completed Lender UCC Assignments with respect to such UCC Lien(s).

(f)  In the case of Client Notes secured by Mortgages, Borrower shall deliver to Lender, (i) within one (1) Business Day following the Client Loan Closing Date, a copy of the mortgagee title commitment for issuance of a mortgagee title policy for the benefit of Borrower, and (ii) within sixty (60) days after the Client Loan Closing Date, Borrower shall deliver to Lender, a copy of the issued mortgagee title policy

(g)  For each Client Note, Borrower shall deliver to Lender, within five (5) Business Days following the Client Loan Closing Date, a copy of the Client’s insurance certificate and an endorsement of such insurance certificate to Borrower, and copies of the Client’s financial statements or other documentation of credit worthiness acceptable to Lender.

3.4  Client Loan Documents. All Client Loan Documents entered into after the Closing Date shall contain (by way of stamp or other method satisfactory to Lender) the following language: “THIS DOCUMENT IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF, AND PLEDGED AS COLLATERAL TO, PREMIER BANK AND ITS SUCCESSORS AND ASSIGNS.”

3.5  Appraisals. Lender shall have the right, in its sole discretion, to have any and all Collateral, including, without limitation, all real property, Client Joint Ventures, Mortgages and real property underlying Mortgages and Client Pledges, appraised by a qualified appraisal company selected by Lender from time to time after the Closing Date. Borrower shall be responsible for the cost of any appraisal conducted by Lender.

ARTICLE IV -   ACCOUNTS; PROCEEDS AND COLLECTIONS

4.1  Escrow Account; Clearing Account; Proceeds. Within thirty (30) days after the Closing Date, Borrower shall establish the following accounts with Lender: (i) an escrow account into which the subscription proceeds from Borrower’s public offering shall be deposited (the “Escrow Account”), which shall replace Borrower’s escrow account No. 8045087080 currently with Colonial Bank established for the same purpose; and (ii) a clearing account into which the proceeds of the Escrow Account shall be deposited, which from which fees and expenses associated with the offering are paid to certain third parties and Affiliates of Borrower in the aggregate amount of twelve percent of subscription proceeds, and from which the remaining eighty-eight percent of subscription proceeds are disbursed into the operating account of Borrower (the “Clearing Account”), which shall replace clearing account No. 8045087020 currently with Colonial Bank established for the same purpose. Notwithstanding the foregoing provisions of this Section 4.1, if Lender is unable to establish procedures adequate to service Borrower’s needs for the Escrow Account and the Clearing Account, then Borrower may maintain its Escrow Account and Clearing Account at Colonial Bank or another financial institution reasonably acceptable to lender’ provided, however, that Colonial Bank or such other financial institution maintaining the Escrow Account and the Clearing Account shall have entered into a Deposit Account Control Agreement with Lender and Borrower with respect to the Clearing Account. The Clearing Account, whether established with Lender or with Colonial Bank pursuant to a Deposit Control Account Agreement, is and shall be, at all times while this Agreement is in effect, a Cash Concentration Account. Borrower shall deposit all proceeds of the Escrow Account, including all proceeds from the sale of partnership interests in Borrower in connection with its public offering, in the Clearing Account immediately upon release of such proceeds from the Escrow Account. The receipt of any payment item by Lender (whether from transfers to Lender pursuant to a Deposit Account Control Agreement or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Lender’s account or unless the payment item is a check and is deposited with Lender at Lender’s office or deposited electronically through Lender’s remote capture system. Anything to the contrary contained in this Agreement notwithstanding, any payment item shall be deemed received by Lender only if it is received into Lender’s account on a Business Day on or before 4:00 p.m. (Dallas, Texas time).

4.2  Collection of Proceeds from Clearing Account.

(a)  Borrower shall promptly deposit or cause to be deposited all proceeds of the Escrow Account into the Clearing Account after release of such proceeds from escrow. Borrower shall be entitled to make the following disbursements from the Clearing Account (the “Permitted Disbursements”): (i) non-Affiliate offering expenses in an aggregate amount not to exceed 9.7% of each deposit of proceeds from the Escrow Account, and (ii) Affiliate offering expenses in an aggregate amount not to exceed 2.3% of each deposit of proceeds from the Escrow Account. If Borrower receives any proceeds of the Escrow Account excluding Permitted Disbursements, upon receipt by Borrower of any such proceeds of the Escrow Account, Borrower shall receive such payments as Lender’s trustee, and Borrower shall within one (1) Business Day deliver such payments to Lender in their original form duly endorsed in blank. Borrower agrees that all payments made to the Clearing Account, excluding the Permitted Disbursements but only to the extent set forth in this Section 4.2, shall be subject to Lender’s sole control and shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the amount of the outstanding Obligations.

(b)  Lender, or its designee may, in Lender’s sole discretion, at any time during which a Default or an Event of Default exists, notify Clients of the Security Interest in the Collateral and collect Receivables directly from Clients and charge the collection costs and expenses to Borrower as additional Loans. Whether or not a Default or an Event of Default has occurred, any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender, or Borrower, to verify the validity, amount or any other matter relating to any Receivables by mail, telephone, electronic communication or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

ARTICLE V -   REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Agreement Date and at all times that Lender makes Loans to Borrower as follows, and with respect to the representations and warranties applicable to the General Partner and UMT, the General Partner and UMT represent and warrant to Lender, as of the Agreement Date and at all times that Lender makes Loans to Borrower as follows:

5.1  Existence, Power and Authority; Borrower Interests.

(a)  Organization; Qualification.

(i)  Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as identified in Schedule 5.1(a), having the partnership power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and Borrower is duly qualified and authorized to do business in the jurisdictions listed on Schedule 5.1(a) and in each jurisdiction in which the nature of its business or the ownership and characteristics of its property requires such qualification or authorization, except where the failure to be so qualified would not have a Materially Adverse Effect. The jurisdictions in which Borrower is qualified to do business as a foreign entity as of the Closing Date are listed on Schedule 5.1(a).

(ii)  The General Partner is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as identified in Schedule 5.1(a), having the partnership power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and the General Partner is duly qualified and authorized to do business in the jurisdictions listed on Schedule 5.1(a) and in each jurisdiction in which the nature of its business or the ownership and characteristics of its property requires such qualification or authorization, except where the failure to be so qualified would not have a Materially Adverse Effect. The jurisdictions in which the General Partner is qualified to do business as a foreign entity as of the Closing Date are listed on Schedule 5.1(a).

(iii)  UMT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, as identified in Schedule 5.1(a), having the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and UMT is duly qualified and authorized to do business in the jurisdictions listed on Schedule 5.1(a) and in each jurisdiction in which the nature of its business or the ownership and characteristics of its property requires such qualification or authorization, except where the failure to be so qualified would not have a Materially Adverse Effect. The jurisdictions in which UMT is qualified to do business as a foreign entity as of the Closing Date are listed on Schedule 5.1(a).

(b)  Power.

(i)  Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform the Loan Documents in accordance with their respective terms. Each of the Loan Documents has been duly executed and delivered by the duly authorized officers of Borrower and each is, or each when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms. All of the transactions contemplated under the Loan Documents are within Borrower’s powers and are not in contravention of law or the terms of Borrower’s certificate of organization, articles of organization, operating agreement, or other organizational documentation, or any material agreement or undertaking to which Borrower is a party or by which Borrower or its property is bound, and does not result in the creation or imposition of any lien, charge or encumbrance upon any assets of Borrower, other than the Lien of Lender.

(ii)  The General Partner has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform the Loan Documents in accordance with their respective terms. Each of the Loan Documents to which the General Partner is a party has been duly executed and delivered by the duly authorized officers of the General Partner and each is, or each when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of General Partner, enforceable against General Partner in accordance with its terms. All of the transactions contemplated under the Loan Documents to which the General Partner is a party are within the General Partner’s powers and are not in contravention of law or the terms of the General Partner’s certificate of incorporation, articles of incorporation, bylaws, or other organizational documentation, or any material agreement or undertaking to which the General Partner is a party or by which the General Partner or its property is bound, and does not result in the creation or imposition of any lien, charge or encumbrance upon any assets of the General Partner, other than any Lien of Lender.

(iii)  UMT has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform the Loan Documents in accordance with their respective terms. Each of the Loan Documents to which UMT is a party has been duly executed and delivered by the duly authorized officers of UMT and each is, or each when executed and delivered in accordance with this Agreement will be, a legal, valid and binding obligation of UMT, enforceable against UMT in accordance with its terms. All of the transactions contemplated under the Loan Documents to which UMT is a party are within UMT’s powers and are not in contravention of law or the terms of UMT’s certificate of incorporation, articles of incorporation, bylaws, or other organizational documentation, or any material agreement or undertaking to which UMT is a party or by which UMT or its property is bound, and does not result in the creation or imposition of any lien, charge or encumbrance upon any assets of UMT.

(c)  Subsidiaries and Client Joint Ventures. Borrower has no Subsidiaries or Client Joint Ventures.

(d)  Capitalization. The outstanding partnership interests of Borrower have been duly and validly issued and are fully paid and nonassessable.

(e)  Business. Borrower is engaged principally in the business of making loans and other financial accommodations to Clients for the purchase and/or development for sale as finished building lots for single-family residential purposes of residential real estate and the improvements thereto.

5.2  Compliance with Other Agreements and Applicable Law. Borrower is not in default under, or in violation in any material respect of, any material agreement, contract, instrument or other commitment to which Borrower is a party or by which Borrower or its property is bound, and Borrower is in compliance in all material respects with all Governmental Approvals applicable to or required in connection with the conduct of Borrower’s business and affairs, and Borrower is otherwise in compliance in all material respects with all Applicable Laws.

5.3  Absence of Litigation. There are no actions, proceedings or investigations pending or threatened against Borrower, or any of its assets, which, if adversely determined against Borrower can reasonably be expected to have a Materially Adverse Effect on the assets, financial condition or business prospects of Borrower.

5.4  Taxes and Returns. Borrower has timely filed all tax returns which Borrower is required by law to file or has obtained valid extensions, and all taxes and other sums related to the payment of taxes owing by Borrower to any governmental authority have been fully paid and Borrower maintains adequate reserves to pay such tax liabilities as they accrue.

5.5  Lien Priority and Nature of Certain Collateral.

(a)  Liens. Lender has a perfected first priority security interest in the Collateral and, except for Permitted Liens, none of the properties and assets of Borrower is subject to any Lien. Other than the Financing Statements of Lender pursuant to this Agreement, no financing statement under the UCC of any state or other instrument evidencing a Lien that names Borrower as debtor has been filed (and has not been terminated) in any state or other jurisdiction, and Borrower has not signed any such financing statement or other instrument or any security agreement authorizing any secured party thereunder to file any such financing statement or instrument, except to perfect Permitted Liens.

(b)  Title. Borrower has valid and legal title to or leasehold interest in all personal property, real property, and other assets used in its business.

(c)  Eligible Notes. Each Eligible Note is genuine, complete and, in all other respects, what it purports to be, and is not otherwise ineligible under the standards set forth in this Agreement.

(d)  Inventory. Borrower has no Inventory.

(e)  Equipment. Borrower has no Equipment other than computers, printers, and other office equipment kept at its principal place of business. All Equipment is in good order and repair in all material respects.

(f)  Real Estate. Borrower does not own or lease any real property other than that described on Schedule 5.5(f).

(g)  Corporate and Fictitious Names. During the five-year (5) period preceding the Agreement Date, neither Borrower nor any predecessor of Borrower has been known as or used any corporate or fictitious name other than the name of Borrower as first set forth in this Agreement.

5.6  Principal Place of Business. Borrower’s principal places of business is located at the address set forth on the signature page of this Agreement. All books and records pertaining to the Collateral are kept by Borrower at its principal place of business.

5.7  Environmental Compliance. Except as set forth on Schedule 5.7, to the best of Borrower’s knowledge, (i) none of Borrower’s properties or assets has ever been used by Borrower or by any previous owner or operator of such properties or assets, in violation of any Environmental Laws; (ii) none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any Environmental Laws as a hazardous substance or materials disposal site, or a candidate for closure pursuant to any Environmental Laws; (iii) no liens arising under any Environmental Laws has attached to any Revenues or to any real or personal property owned or operated by Borrower; (iv) Borrower has not received a summons, citation, notice or directive from any federal or state governmental agency concerning any action or omission by Borrower resulting from the violation of any Environmental Laws; (v) Borrower is now in compliance with all Environmental Laws; and (vi) all material Governmental Approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Laws have been obtained, and all Governmental Approvals and similar authorizations are valid and in full force and effect in all respects.

5.8  Proprietary Rights. No Proprietary Rights of Borrower are subject to any licensing agreement or similar arrangement, except as entered into in the ordinary course of Borrower’s business. To the best knowledge of Borrower, none of the Proprietary Rights infringes on the valid trademark, trade name, copyright, or patent right of any other Person, and no other Person’s property infringes on the Proprietary Rights, in any material respect. The Proprietary Rights currently owned or licensed by Borrower constitute all of the property of such type necessary to the current and anticipated future conduct of the business of Borrower.

5.9  Trade Names. All trade names or styles under which Borrower sells Equipment or creates Accounts, or to which instruments in payment of Accounts are made payable, are listed on Schedule 5.9.

5.10  Employee Relations. Borrower is not party to any collective bargaining agreement nor has any labor union been recognized as the representative of Borrower’s employees, and Borrower does not know of any pending, threatened, or contemplated strikes, work stoppage or other labor disputes involving any of Borrower’s employees.

5.11  Employee Pension Benefit Plans. Each Plan meets the minimum funding standards of Section 302 of ERISA, if applicable, and no Termination Event has occurred with respect to any Plan of Borrower.

5.12  Bank Accounts. The information on Schedule 5.12 is a complete and correct list of all checking accounts, deposit accounts, and other bank accounts maintained by Borrower.

5.13  Accuracy and Completeness of Information. All representations and warranties set forth in this Article V, and all statements and other information furnished by or on behalf of the Borrower in connection with this Agreement or any of the Loan Documents are true and correct in all material respects and do not omit any material fact. Each financial statement furnished by or on behalf of Borrower presents fairly the financial condition of Borrower as of the date of such statement and for the relevant period(s) then ended.

5.14  Software License Compliance. Borrower warrants and represents that all software used by Borrower on any of Borrower’s computers is either Borrower’s proprietary software or is duly licensed, maintained and operated in compliance with the software owner’s license terms and conditions.

5.15  Client Note. With respect to each Client Note, (a) such Client Note represents the valid and legally binding indebtedness and obligation of a bona fide Client arising under the Client Loan Documents except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity, (b) the indebtedness evidenced by such Client Note is not subject to contra accounts, setoffs, defenses or counterclaims except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity, (c) the outstanding balance of such Client Note, as reflected on Borrower’s books is the true and undisputed amount owing and unpaid thereon, and (d) only one (1) copy of such Client Note has been executed.

5.16  Licenses and Permits. Borrower and each of its Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, consents, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals that are necessary or appropriate for the operation of their businesses as presently conducted and as proposed to be conducted. Neither Borrower nor any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case that could reasonably be expected to have a Material Adverse Effect.

5.17  Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement, any investigation made by or on behalf of Lender, or any Borrowing hereunder, and shall be deemed to have been made again to Lender on the date of each additional Borrowing or other credit accommodation under this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth in this Agreement and in the other Loan Documents shall be cumulative and shall be in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

ARTICLE VI -   AFFIRMATIVE COVENANTS

Until this Agreement and the Commitment hereunder have been terminated and all Obligations have been paid in full, (i) Borrower covenants and agrees with Lender as follows and (ii) with respect to covenants and agreements applicable to the General Partner, the General Partner covenants and agrees with Lender as follows:

6.1  Financial Statements. Borrower shall deliver to Lender:

(a)  within one hundred twenty (120) days following the close of each Fiscal Year, commencing with the year ended December 31, 2006, Borrower’s audited consolidated and consolidating financial statements, certified by Whitley Penn LLP or such other recognized firm of certified public accountants acceptable to Lender as having been prepared in accordance with GAAP and as presenting fairly the financial condition of Borrower as of the date thereof and for the period then ended (and including a management letter to Borrower from such accountants, if prepared by such accountants at Borrower’s request, to be delivered not later than thirty (30) days thereafter) , which, for the end of each Fiscal Year, shall also include a Covenant Compliance Certificate setting forth a calculation of the financial covenants described in Section 7.6, and the status of all other monetary covenants set forth in this Agreement;

(b)  within forty-five (45) days after the close of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2007, consolidated and consolidating quarterly and fiscal year-to-date financial statements, including income statement, and balance sheet, prepared in accordance with GAAP, certified by the chief executive officer or chief financial officer or other authorized individual of Borrower as presenting fairly the financial condition of Borrower, which, for the end of such Fiscal Quarter, shall also include a Covenant Compliance Certificate, setting forth a calculation of the financial covenants described in Section 7.6, and the status of all other monetary covenants set forth in this Agreement;

(c)  within thirty (30) days after the close of each month (or within 45 days after the end of each final month of each Fiscal Quarter) commencing with the month ending January 31, 2007, reasonably detailed monthly and fiscal year-to-date financial statements, including income statement and balance sheet, prepared in accordance with GAAP, certified by the chief executive officer or chief financial officer or other authorized individual of Borrower as presenting fairly the financial condition of Borrower, which, for the end of such month, shall also include a Covenant Compliance Certificate, setting forth a calculation of the financial covenants described in Section 7.6, and the status of all other monetary covenants set forth in this Agreement;

(d)   at least forty-five (45) days after the end of Borrower’s Fiscal Year, an annual operating budget showing a projected income statement, balance sheet and cash flows as of each calendar month end for the forthcoming Fiscal Year; and

(e)  such other financial information as Lender shall reasonably request.

6.2  Books and Records. Borrower shall keep accurate and complete records of the Collateral and permit Lender to: (a) visit Borrower’s business locations at intervals to be determined by Lender; and (b) inspect, audit and make extracts from or copies of Borrower’s books, records, journals, receipts, computer tapes and disks. All Governmental Authorities are authorized to furnish Lender with copies of reports of examinations of Borrower made by such parties. Banks, Clients and other third parties (without waiving any attorney-client privilege) with whom Borrower has contractual relationships pertaining to the Collateral or the Loan Documents, are authorized to furnish Lender with copies of such contracts and related materials. Lender is authorized, in its own name or any other name, to communicate with Clients in order to verify the existence, amount and terms of any Receivable.

6.3  Additional Documentation. Borrower shall execute and deliver to Lender all additional documents that Lender may, from time to time, reasonably determine are necessary or appropriate to evidence the Loans or to continue or perfect Lender’s Security Interest in the Collateral.

6.4  Existence, Name, Organization and Chief Executive Office. Borrower shall maintain its existence in good standing and shall deliver to Lender written notice, at least sixty (60) days in advance, of any proposed change in Borrower’s state of organization, a change in Borrower’s name or organizational identification number, a change in the use of any trade name, new trade names, fictitious name or new fictitious names, Borrower’s business locations, the location of Borrower’s principal place of business or chief executive office, the mailing address of Borrower, the location of any Equipment, or the location of Borrower’s books and records, and shall execute or cause to be executed any and all documents that Lender reasonably requests in connection therewith, including, in the case of any new location of Equipment that is not owned by Borrower, the waiver and consent from the lessor of such premises in form and substance acceptable to Lender.

6.5  Compliance with Laws and Taxes. Borrower shall comply in all material respects with all Applicable Laws. Borrower shall pay all real and personal property taxes, assessments and charges, and all franchise, income, unemployment, social security, withholding, sales and all other taxes assessed against Borrower or the Collateral, at such times and in such manner so as to avoid any penalty from accruing against Borrower or any Lien or charge from attaching to the Collateral; provided, however, that unless such taxes have become a federal tax or an ERISA Lien on any assets of Borrower, no such tax shall be required to be paid if the same is being contested in good faith, as determined by Lender, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP. Borrower shall promptly deliver to Lender, upon request, receipted bills evidencing payment of such taxes and assessments.

6.6  Performance of Obligations. Borrower shall perform, in a timely manner, all of its obligations pursuant to all leases, mortgages, deeds of trust or other agreements to which Borrower is a party, and shall pay when due all debt owed by Borrower and all claims of mechanics, materialmen, carriers, landlords, warehousemen and other like Persons, except only, and to the extent that, the amount of any such debt and claims is being contested by Borrower in good faith, as determined by Lender, by appropriate proceedings and Borrower maintains on its books reasonable reserves therefor in accordance with GAAP.

6.7  Reporting as to Revenues, Receivables and Client Loans.

(a)  With such frequency as Lender shall direct, Borrower shall deliver to Lender such information as Lender shall request with respect to the Revenues, Receivables and Client Loans, including, but not limited to:

(i)  no later than the twenty-fifth (25th) day of each month, (A) a Borrowing Base Certificate based upon the Eligible Notes as of the end of the preceding month, together with a detailed summary of the sources of all of the Revenues, any new Client Loans made and credits and collections associated with Receivables, for the preceding month and (B) Borrower’s updated portfolio summary of all Client Loans and Client Joint Ventures reflecting any changes made during the preceding month;

(ii)  no later than the deadlines set forth in or incorporated by reference in Section 3.3, all documentation and deliverables required by Section 3.3;

(iii)  no later than the twenty-fifth (25th) day of each month, a report listing each of the Clients and identifying Clients who are in default under any Client Loan Document or whose Client Loan Documents have been terminated, if any; and

(iv)  no later than the twenty-fifth (25th) day of each month, a copy of each Client Loan abstract for any Client Loan made during the preceding month.

(b)  Borrower shall notify Lender promptly if:

(i)  Borrower enters into a long-term contract with the United States of America, and, if requested by Lender, Borrower shall execute all instruments and take all steps necessary to insure that all amounts due and to become due under such long-term contract are properly assigned to Lender pursuant to the Assignment of Claims Act of 1940 or otherwise;

(ii)  Borrower receives information with regard to any type or item of Collateral which might have in any way a Materially Adverse Effect on the value of the Collateral as a whole or the rights and remedies of Lender with respect thereto; and

(iii)  any accounts due and owing in which amounts in excess of $100,000 are in dispute by any single Client on an Eligible Note, and Borrower shall explain in detail the reason for the dispute, all claims related to the dispute, and the amount in controversy;

(c)  at each audit of Borrower’s books and records and any time from time to time upon Lender’s request, Borrower shall make available to Lender and its auditors, agents and representatives, and permit such Persons to make copies of, all documentation with respect to each Client Loan, including, without limitation, (i) for each real property subject to a Mortgage or owned by a Client, the equity interests of which are pledged to Borrower pursuant to a Client Pledge, a Phase I environmental study, the survey and recorded plat for such real property; all contracts and agreements with any public improvement district, municipal utility district, or other district or Governmental Authority relating to the development of such real property and/or any reimbursement of development costs related to such real property, and the development plan and/or economic feasibility study for such real property, (ii) copies of the executed First Lien Lender Loan Documents, if any, and (iii) all other Client Credit Documentation with respect to each Client Note.

6.8  Over-Advance. If, at any time, the aggregate unpaid principal amount of any of the Loans, including without limitation, all amounts deemed to be Revolving Loan Advances in accordance with Section 1.4 exceeds any applicable limit set forth in this Agreement, Borrower shall immediately pay to Lender the amount of any such excess and all accrued interest and other charges owing to Lender with respect thereto.

6.9  Breach or Default. Borrower shall notify Lender immediately upon the occurrence of any circumstance which: (a) makes any representation or warranty of Borrower contained in this Agreement or any other Loan Document incorrect or misleading in any material respect; (b) constitutes an Event of Default or (c) which might adversely affect the Client Loans, taken as a whole.

6.10  Maintenance of Assets. Borrower shall maintain all of its real and personal property in good repair, working order and condition, shall make all necessary replacements to such property so that the value and the operating efficiency of such property will be preserved, shall prevent any personal property from becoming a fixture to real estate (unless owned by Borrower and encumbered by a mortgage, deed of trust, security deed or similar agreement in favor of Lender), and will pay or cause to be paid all rental or mortgage payments due on its real property.

6.11  Insurance. Borrower shall procure and continuously maintain general liability insurance with coverage amounts that are normal and customary for similarly-situated entities engaged in similar businesses. Each such policy shall provide that Lender be given at least thirty (30) days written notice as a condition precedent to any cancellation thereof or material change therein. Within thirty (30) days following the Closing Date, Borrower shall obtain an endorsement to such policy naming Lender as an additional insured to each such policy, and thereafter provide Lender annually with the insurance certificate, evidencing such coverage, the endorsement of such policy to Lender, and evidence of payment of the premium for each such policy. Borrower shall cause each Client to maintain insurance as required under the Client Loan Documents; provided, that in any event, each such Client shall be required to maintain casualty and general liability insurance on the real property securing the Client Loans. All amounts received by Lender from any such insurance policies may be applied by Lender to the Obligations. If Borrower fails to procure required insurance or such insurance is canceled or otherwise lapses, Lender may procure such insurance and add the cost of such insurance to the principal balance of the Loans.

6.12  Use of Proceeds. Borrower shall use the proceeds of all Revolving Loan Advances and all other loans or accommodations made by Lender for Borrower for legal and proper business purposes, and only for those purposes described on Schedule 6.12, and not for any personal, family or household purposes or for any purpose prohibited by law or by the terms and conditions of this Agreement or any of the Loan Documents.

6.13  Disclosure. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, Borrower shall (i) notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment, filing, or recordation thereof.

6.14  Further Assurances.

(a)  Borrower will promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by Borrower or any of the employees or officers thereof. Borrower, at Borrower’s expense, will promptly execute and deliver to Lender, or cause to be executed and delivered to Lender, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in the Loan Documents, including this Agreement, or to correct any technical omissions in the Loan Documents, or to obtain any consents that are necessary in connection with or in accomplishment of the covenants and agreements of Borrower, all as may be necessary or appropriate in connection therewith as may be requested by Lender.

(b)  If any material assets (including any real property or improvements thereto or any interest therein) are acquired by Borrower after the Closing Date (other than assets constituting Collateral that become subject to the Lien of this Agreement or the appropriate Security Documents upon acquisition thereof), Borrower will notify Lender thereof, and, if requested by Lender, Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause Borrower to take, such actions as shall be necessary or reasonably requested by Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.14, all at the expense of the Borrower.

6.15  Brokerage Commissions. Borrower shall pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from Lender under this Agreement. Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from Lender under this Agreement.

6.16  Defense of Title. Borrower will take any and all actions necessary to defend or to cause its Clients to defend title to the real property encumbered by the Client Loan Documents.

6.17  Client Notes.

(a)  Collection of Client Notes. Except as otherwise provided in this Agreement, Borrower will collect and enforce, at Borrower’s sole expense, all amounts due or hereafter due to Borrower under the Client Notes.

(b)  Modification of Client Notes. Borrower shall not modify or amend or waive any rights or remedies under any of the Client Notes or the Client Loan Documents without the prior written consent of Lender.

(c)  Verification of Client Notes. Lender shall have the right, at any time or times hereafter, in its name or in the name of a nominee of Lender, to verify with the maker thereof or any third party the validity, amount or any other matter relating to any Client Notes, by mail, telephone, telegraph or otherwise.

(d)  Appointment of Lender as Attorney-in-Fact. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all persons designated by Lender), as its true and lawful attorney-in-fact, and authorizes Lender, upon the occurrence and during the continuance of a Default or an Event of Default, in Borrower’s name, to: (i) demand payment of the Client Notes; (ii) enforce payment of the Client Notes by legal proceedings or otherwise; (iii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect a Client Note; (iv) sell or assign any Client Note upon such terms, for such amount and at such time or times as Lender deems advisable; (v) settle, adjust, compromise, extend or renew any Client Note; (vi) discharge and release any Client Note; (vii) take control in any manner of any item of payment or proceeds thereof; (viii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against a Client; (ix) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account on account of the Obligations; (x) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and dispose of all mail addressed to Borrower, and (xi) do all acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement. The preceding establishes a power of attorney coupled with an interest and is therefore irrevocable.

(e)  Notice to Clients. Lender may, in its sole discretion, at any time or times prior to or following the occurrence of a Default or an Event of Default, and without prior notice to Borrower, notify any or all Clients that the Client Notes have been assigned to Lender and that Lender has a security interest therein and (ii) direct any or all Clients to make all payments upon the Client Notes directly to Lender. Lender will use its best efforts to furnish Borrower with a copy of such notice, but failure to do so will not expose Lender to any liability or have an adverse effect on Lender’s rights under this Agreement.

6.18  Client Loans. Borrower shall (a) cause each Client Note to have only one (1) original copy executed, (b) make Client Loans (i) in accordance with the Credit Guidelines and (ii) which are evidenced by Client Loan Documents that are solely on forms that are in compliance with applicable state and federal laws.

6.19  Formation of Subsidiaries; Investments in Client Joint Ventures.

(a)  At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower shall (i) provide to Lender such security documents (including mortgages, deeds of trust, security deeds or similar agreements with respect to any real property of such Subsidiary, as well as appropriate financing statements (and with respect to all real property, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (ii) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, (iii) provide to Lender necessary updates to any applicable Schedules and (iv) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all real property). Any document, agreement, or instrument executed or issued pursuant to this Section 6.19(a) shall be a Loan Document.

(b)  Subject to the requirements of Section 7.4, if Borrower enters into or makes any Investment in any Client Joint Venture which is not a Subsidiary but is an Affiliate, after the Closing Date, Borrower shall (i) provide to Lender a Pledge Agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such Client Joint Venture, in form and substance satisfactory to Lender and (ii) provide to Lender necessary updates to any applicable Schedules. Any document, agreement, or instrument executed or issued pursuant to this Section 6.19(b) shall be a Loan Document.

6.20  Revisions or Updates to Schedules. If any of the information or disclosures provided on the Schedules become outdated or incorrect in any material respect, then Borrower shall deliver to Lender as part of the next Borrowing Base Certificate submitted to Lender, such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as previously attached hereto on and as of the date such Schedule(s) were previously provided, or to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule(s) on and as of the date such Schedule(s) were previously provided unless and until Lender, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s) on and as of the date previously provided.

6.21  Bank Accounts. Other than accounts with Lender and the bank accounts set forth on Schedule 5.12, Borrower shall not open or maintain any bank accounts without Lender’s prior written consent.

ARTICLE VII -   NEGATIVE COVENANTS

Until this Agreement and the Commitment hereunder have been terminated and all Obligations have been paid in full, (i) Borrower covenants and agrees with Lender as follows and (ii) with respect to the covenants applicable to the General Partner and UMT, the General Partner and UMT covenant and agree with Lender as follows:

7.1  Business, Management and Organization. Borrower shall not: (a) make any material change in its management, which includes the following: the removal of Jeffrey W. Shirley, as president and chief executive officer of UMTH Land Development, L.P. and a replacement president and chief executive officer acceptable to Lender, in its sole discretion, is not named by UMTH Land Development, L.P. within ninety (90) days from the date of such removal; (b) make any material change in the nature of the business that Borrower presently conducts; (c) change its name except after first complying with Section 6.4; (d) change its state of incorporation or its type of organization (that is, from a corporation); or (e) merge or consolidate with any Person, (f) purchase any stock or assets of any other Person, other than (i) assets used by Borrower in the ordinary course of its business and (ii) Client Joint Ventures entered into in compliance with the terms and conditions of this Agreement.

7.2  Disposition of Assets. Borrower shall not: (a) encumber the Collateral in favor of any party other than Lender, whether voluntarily or involuntarily, other than the Permitted Liens; or (b) sell, consign, lease or remove from Borrower’s business locations any of Borrower’s assets or dispose of any of the Collateral except that, until Lender gives the Borrower notice to the contrary during the existence of any Event of Default, Borrower may (i) sell or dispose of obsolete assets that constitute Collateral which Borrower has determined, in good faith, not to be useful in the conduct of its business and which, in any Fiscal Year, do not have an aggregate fair market value in excess of $50,000; (ii) sell or dispose of obsolete assets that do not constitute Collateral which Borrower has determined, in good faith, not to be useful in the conduct of its business and (iii) sell Client Notes and Client Joint Ventures for cash at a purchase price of no less than fair market value in the ordinary course of business and consistent with past practices.

7.3  Loans and Guarantees. Borrower shall not make any loan or contribute money, goods or services to, or guaranty or agree to become liable for any obligation of, any other Person, including any Affiliates of Borrower or any Interested Party, other than in connection with or related to : (a) reimbursements for reasonable and necessary expenses incurred by Borrower’s employees in the normal course of Borrower’s business; (b) the Client Loans; (c) Client Joint Ventures; and (d) letters of credit, guarantees and other credit enhancements provided to Clients and non-Clients; provided, that if such letter of credit, guaranty or other credit enhancement is called or otherwise required to be paid by Borrower, at such time the beneficiary of the letter of credit, guaranty or other credit enhancement shall reimburse Borrower for all amounts paid by Borrower on behalf of such beneficiary or such beneficiary shall be or become indebted to Borrower in the amount of such obligation pursuant to a Client Note, which Client Note shall be subject to the terms and conditions of this Agreement.

7.4  Subsidiaries. Borrower will not have or create any Subsidiaries unless it shall give Lender no less than ten (10) days advance notice in writing that it intends to create or acquire a Subsidiary and (i) the equity interests of such Subsidiary that are owned by Borrower (or another Subsidiary of Borrower) are pledged to Lender pursuant to a Pledge Agreement in accordance with the provisions of Section 6.19 and (ii) such Subsidiary agrees in writing to be bound by the terms, conditions, representations, warranties and covenants contained in this Agreement and the other Loan Documents that are applicable to Borrower’s Subsidiaries.

7.5  Distributions. Borrower shall be permitted to make distribution payments to its partners and to purchase, redeem or otherwise acquire or retire its partnership interests pursuant to the terms of its partnership agreement; provided, however, that Borrower shall not make any distribution payments to its partners be or purchase, redeem or otherwise acquire or retire any of its partnership interests if any Event of Default has occurred and is continuing or would be caused thereby.

7.6  Financial Covenants.

(a)  Borrower shall not permit the aggregate outstanding principal amount of its Eligible First Lien Notes to be less than $5,000,000.00 (i) on December 31, 2006 and (ii) as of the last day of each calendar month thereafter, commencing with the month ending January 31, 2007.

(b)  Borrower shall not permit its Aggregate Partners’ Equity to be less than (i) $7,000,000.00 on December 31, 2006, and (ii) $10,000,000.00 as of the last day of each calendar month thereafter, commencing with the month ending January 31, 2007.

All amounts referenced in this Section shall be determined in accordance with GAAP.

7.7  Change of Control. Borrower shall not cause, permit, or suffer, directly or indirectly, any Change of Control.

7.8  Limitation on Indebtedness for Money Borrowed. Borrower shall not create or suffer to exist any Indebtedness for Money Borrowed except: (i) the Indebtedness for Money Borrowed by Borrower to Lender under this Agreement and the Loan Documents; (ii) other unsecured Indebtedness for Money Borrowed, in an aggregate amount not to exceed $500,000; and (iii) Indebtedness for Money Borrowed secured by Permitted Liens.

7.9  Mergers; Consolidations; Acquisitions. Borrower shall not merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor acquire, or permit any of its Subsidiaries to acquire, all or any substantial part of the properties and assets or Securities of any Person, except for Client Joint Ventures which meet the requirements of this Agreement.

7.10  Client Joint Ventures. Neither Borrower nor any Subsidiary of Borrower will enter into or create any Client Joint Venture unless (i) Borrower shall give Lender no less than ten (10) days advance notice in writing that it intends to create or acquire a Client Joint Venture, (ii) the equity interests of such Client Joint Venture that are owned by Borrower or a Subsidiary of Borrower are pledged to Lender pursuant to a Pledge Agreement in accordance wiht the provision of Section 6.19, and (iii) all agreements, documents and due diligence materials related to such Client Joint Venture are delivered to Lender, and (iv) after such Client Joint Venture, Borrower is in compliance with the financial covenants contained in Section 7.6.

7.11  Fiscal Year. Borrower shall not change its Fiscal Year end for accounting purposes.

7.12  Affiliate Transactions. Subject to Section 7.5, neither Borrower nor any Subsidiary of Borrower shall enter into or be a party to any agreement or transaction with any Affiliate, including Client Joint Ventures, except in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and its Subsidiaries and upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate, and on terms consistent with the business relationship of Borrower or such Subsidiary and such Affiliate prior to the Agreement Date, if any, and fully disclosed to Lender.

7.13  Credit Guidelines. Borrower shall not amend, modify or otherwise change in any respect the Credit Guidelines without the prior written consent of Lender. Borrower shall deliver to Lender promptly (but in any event not less that two (2) Business Days after such amendment, modification or change) a copy of any revised Credit Guidelines.

7.14  Approved States. Without the prior written consent of Lender, Borrower will not make Client Loans where the real and personal property securing such Clients Loans are located in any state other than Arizona, Texas, Florida and Colorado.

ARTICLE VIII -   CONDITIONS PRECEDENT

8.1  Credit. The obligation of Lender to extend any credit under this Agreement is subject to the fulfillment to Lender’s satisfaction in its sole discretion of all of the following conditions:

(a)  All legal matters incidental to the extension of credit by Lender shall be satisfactory to counsel of Lender.

(b)  Lender shall have received, in form and substance satisfactory to Lender in its sole discretion, each of the following, duly executed:

(i)  this Agreement and the schedules hereto;

(ii)  the Revolving Note;

(iii)  Borrower’s borrowing resolutions, certified organizational documents and good standing certificates in Borrower’s jurisdiction of organization and each other jurisdiction where Borrower is qualified to do business, together with a secretary’s certificate;

(iv)  the General Partner’s and UMT’s resolutions, certified organizational documents and good standing certificates in the General Partner’s and UMT’s jurisdiction of organization and each other jurisdiction where the General Partner and UMT are qualified to do business, together with a secretary’s certificate;

(v)  a Notice of Borrowing dated the Agreement Date;

(vi)  opinion of Borrower’s counsel;

(vii)  a Borrowing Base Certificate dated as of the Agreement Date;

(viii)  a copy of Borrower’s Credit Guidelines, in form and substance satisfactory to Lender; and

(ix)  all other Loan Documents and such other documents as Lender may require under this Agreement.

(c)  Lender shall have completed an audit and field review of the records and other information with respect to the Collateral as Lender may require, the results of which (including evidence of segregation and identification of Collateral) shall be satisfactory to Lender in its discretion.

(d)  Lender shall have received and reviewed UCC search results for all jurisdictions in which assets of Borrower are located in the United States, in form and substance satisfactory to Lender.

(e)  Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has a valid perfected first security interest in all of the Collateral except as otherwise permitted under this Agreement.

(f)  Lender shall have received, with respect to all Client Notes in existence prior to the Closing Date, (i) all original Client Notes and photocopies of all other Client Loan Documents with respect to each Client Note, (ii) an original Allonge with respect to each Client Note, (iii) an original Assignment of Note with respect to each Mortgage, and (iv) a Lender UCC Assignment with respect to each Client Loan Document secured by a security interest evidenced by a UCC security interest.

(g)  Lender shall have completed its business, legal and collateral due diligence, including a collateral audit and review of Borrower’s books and records, contracts with Clients conducted by Lender and verification of Borrower’s representations and warranties to Lender, the results of which shall be satisfactory to Lender.

(h)  Lender shall have completed background checks with respect to certain principal owners and managers of Borrower, the results of which shall be satisfactory to Lender in its sole discretion.

(i)  No Default or Event of Default shall have occurred and be continuing.

(j)  All representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects.

(k)  The parties thereto shall have completed or delivered, as applicable, all items on the checklist of closing items in connection with this Agreement, each to the satisfaction of Lender in its discretion and Lender shall have received such other documents, information or items as Lender or its counsel may have reasonably requested.

8.2  Initial and Subsequent Credit. The obligation of Lender to make each extension of credit requested by Borrower under this Agreement, including without limitation, the initial Revolving Loan Advance, and any subsequent Revolving Loan Advance shall be subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

(a)  The representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit or the making of any Loans by Lender pursuant to this Agreement, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute a Default or an Event of Default, shall have occurred and be continuing or shall exist.

(b)  Lender shall have received all additional documents, information and items that it may require in connection with such extension of credit, in form and substance satisfactory to Lender.

(c)  There shall be no Materially Adverse Effect, as determined by Lender in its sole discretion, since October 31, 2006.

ARTICLE IX -   EVENTS OF DEFAULT; REMEDIES

9.1  Events of Default. The occurrence or existence of any one or more of the following events or conditions, whether voluntary or involuntary, shall constitute an Event of Default:

(a)  Borrower fails to pay when due (whether due at stated maturity, on demand, upon acceleration or otherwise) any installment of principal, over advance, interest, premium, if any, and fees on any of the Loans, or otherwise owing under this Agreement;

(b)  Borrower fails to pay any of the other Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for a period of ten (10) days after Lender’s giving Borrower written notice thereof;

(c)  Borrower or any other Obligor fails or neglects to perform, keep or observe any covenant contained in this Agreement or the other Loan Documents (other than a covenant which is dealt with specifically elsewhere in this Section 9.1) and the breach of such other covenant in this Agreement or the other Loan Documents is not cured within ten (10) days after the sooner to occur of Borrower’s or such other Obligor’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower or such other Obligor;

(d)  any representation or warranty made by or on behalf of Borrower or any other Obligor, or other information provided by or on behalf of Borrower or any other Obligor to Lender, was incorrect or misleading in any material respect at the time it was made or provided;

(e)  Borrower or any Subsidiary of Borrower defaults: (1) as primary or secondary obligor, in the payment of any principal or interest on any Indebtedness for Money Borrowed (other than the Obligations) in excess of $10,000,000, and such default continues beyond any applicable grace period or, if such Indebtedness is payable on demand, fails to pay such Indebtedness upon demand; or (2) in the observance of any covenant, term or condition contained in any agreement evidencing, securing or relating to any Indebtedness for Money Borrowed (other than the Obligations) in excess of $10,000.000, if the effect of such default is to cause, or to permit any other party to such Indebtedness to cause, all or part of such Indebtedness to become due before its stated maturity;

(f)  a writ of attachment, garnishment execution, distraint or similar process in excess of $10,000,000 is issued against Borrower, any Subsidiary of Borrower, or any of their respective properties except for any such writ of attachment, garnishment execution, distraint or similar process that is subject to a bona fide dispute by Borrower and is properly contested by appropriate proceedings promptly instituted and diligently conducted;

(g)  Lender determines that a Materially Adverse Effect has occurred;

(h)  Borrower becomes insolvent or bankrupt; makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver; a trustee or a receiver is appointed for Borrower or for a significant portion of Borrower’s assets; bankruptcy, reorganization or insolvency proceedings are instituted by or against Borrower; or if any of the foregoing occurs with respect to any guarantor or other party liable for any of Borrower’s obligations owing to Lender;

(i)  any judgment or order for the payment of money in excess of $500,000, or in excess of $10,000,000 in the aggregate for all such judgments or orders, is entered against Borrower, unless the same shall be (i) fully covered by insurance and the issuer of the applicable policy shall have acknowledged full coverage in writing within thirty (30) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of thirty (30) days from the date of such judgment or order;

(j)  any Loan Document is terminated other than as provided for in this Agreement or becomes void or unenforceable, or any Security Interest ceases to be a valid and perfected first priority security interest in any portion of the Collateral, other than as a result of the Permitted Liens;

(k)  Borrower conceals, removes, or permits to be concealed or removed, any of its assets with the intent to hinder, delay or defraud Lender or any of Borrower’s other creditors;

(l)  any loss, theft, damage or destruction of the Collateral taken as a whole or other property of Borrower which has a Materially Adverse Effect;

(m)  there is filed against Borrower or the General Partner or UMT, any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding could result in the confiscation or forfeiture of any material portion of the Collateral;

(n)  any Termination Event with respect to any Plan shall have occurred; or a decision shall have been made by Borrower or any Subsidiary of Borrower, or any member of the “controlled group of corporations” (as defined in Section 1563(a)(4) of the Internal Revenue Code determined without regard to Sections 1563(a) and (e)(3)(c) of such Code) of which Borrower or any Subsidiary of Borrower is a party, to terminate, file a notice of termination with respect to, or withdraw from, any Plan; and

(o)  Lender shall at any time deem itself insecure or believe that the prospect of payment or performance of the Obligations or any portion thereof is impaired.

9.2  Remedies. In addition to any other rights and remedies that Lender may have, upon the occurrence and during the continuance of an Event of Default, Lender may take any or all of the following actions, without prejudice to the rights of Lender or the holder of the Revolving Note to enforce its claims against Borrower or any Pledgor:

(a)  Without notice to, or demand upon, Borrower or any Pledgor:

(i)  discontinue making any further Loans;

(ii)  immediately terminate this Agreement and the Commitment hereunder;

(iii)  declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(h), in which case all Obligations shall automatically become immediately due and payable);

(iv)  take possession of all or any portion of the Collateral, wherever located, and enter on any of the premises where any of the Collateral may be and remove, repair and store any of the Collateral until it is sold or otherwise disposed of (Lender shall have the right to store, without charge, all or any portion of the Collateral at Borrower’s business locations);

(v)  use, without charge, Borrower’s Proprietary Rights, advertising materials, or any property of a similar nature, in advertising for sale and selling any of the Collateral;

(vi)  renew, modify or extend any Receivable, grant waivers or indulgences with respect to any Receivable, accept partial payments on any Receivable, release, surrender or substitute any security for payment of any Receivable, or compromise with, or release, any party liable on any Receivable in such a manner as Lender may, in its sole discretion deem advisable, all without affecting or diminishing Borrower’s Obligations to Lender; and

(vii)  record all UCC-3 assignments and Assignment of Notes to evidence of record the assignment to Lender of the Client Loan Documents and Borrower’s liens against its respective Clients.

(b)  With notice to Borrower or any Pledgor:

(i)  require Borrower, at Borrower’s expense, to assemble the Collateral and make the Collateral available to Lender at locations reasonably convenient to Borrower; and

(ii)  sell or otherwise dispose of all or any portion of the Collateral at public or private sale for cash or credit, with such notice as may be required by law (in the absence of any contrary requirement, Borrower agrees that ten (10) days prior notice of a public or private sale of the Collateral is reasonable), in lots or in bulk, all as Lender, in its sole discretion, may deem advisable. Lender shall have the right to conduct any such sales, without charge, at Borrower’s business locations. Lender may purchase all or any portion of the Collateral at public sale and, if permitted by law, at private sale and, in lieu of actual payment of the purchase price, may offset the amount of such price against the outstanding amount of the Loans and any other amounts owing from Borrower to such member of Lender. Proceeds realized from the sale of any Collateral will be applied in the order set forth herein. Borrower agrees that it will remain fully liable for any deficiency owing to Lender after the proceeds of the Collateral have been applied to the Loans and all other amounts owing from Borrower to Lender.

(c)  If any of the Collateral shall require repairing, maintenance, preparation, or the like, or is in process or other unfinished state, Lender shall have the right, but not the obligation, to repair or perform such maintenance, preparation, processing or completion of manufacturing to place the same in such saleable condition as Lender shall deem appropriate, but Lender shall have the right to sell or dispose of such Collateral with or without such processing.

ARTICLE X -   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; AND GOVERNING LAW

10.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to applicable conflict of law principles.

(b)  The parties hereto irrevocably consent and submit to the non-exclusive jurisdiction of Texas Courts in connection with the resolution of any disputes relating to this Agreement or the other Loan Documents. Borrower irrevocably waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents, or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or otherwise enforce its rights against Borrower or its property, or any guarantor of the Obligations.

(c)  Borrower waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at the address set forth below and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the United States mail. Nothing contained in this Agreement shall affect the right of Lender to serve legal process by any other manner permitted by law.

(d)  BORROWER, THE GENERAL PARTNER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THIS AGREEMENT IN RESPECT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE RELATED TRANSACTIONS, INCLUDING WITHOUT LIMITATION, THE OBLIGATIONS OF BORROWER, THE COLLATERAL, OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, GENERAL PARTNER, UMT AND LENDER EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER OR ANY OTHER PARTY TO SUCH ACTION MAY FILE AN ORIGINAL COUNTERPART OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

(e)  Borrower hereby releases and exculpates Lender and its officers, employees and designees, and Lender shall not have any liability to Borrower (whether in contract, tort, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted at all times in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

10.2  Waiver of Certain Claims and Counterclaims. In no event shall Lender have any liability to Borrower for lost profits or other special, consequential, incidental, exemplary or punitive damages in connection with this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, and Borrower expressly waives any and all right to assert any such claims. Borrower further waives all rights to interpose any claims, deductions, setoffs, recoupment, or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. No officer of Lender has any authority to waive, condition, or modify the provisions of this section.

10.3  Indemnification. Borrower agrees to indemnify, save and hold harmless Lender and its respective directors, officers, agents, attorneys and employees from and against: (i) the use or contemplated use of the proceeds of any of the Loans, any transaction contemplated by this Agreement or the other Loan Documents, or any relationship with Borrower or any other party to this Agreement or the other Loan Documents; (ii) any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any party indemnified hereunder suffers or incurs as a result of any foregoing claim, demand, action or cause of action; provided, however, that no such indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. Any obligation or liability of Borrower to any such indemnitee under this section shall survive the expiration or termination of this Agreement and the repayment of the Loans and performance of all Obligations.

ARTICLE XI -   MISCELLANEOUS

11.1  Power of Attorney. Borrower irrevocably appoints Lender, and any person designated by Lender, as Borrower’s true and lawful attorney-in-fact to: (a) endorse for Borrower, in Lender’s or Borrower’s name, any draft or other order for the payment of money payable to Borrower; and (b) execute and file or submit for recording, in Lender’s or Borrower’s name, Financing Statements describing the Collateral. Lender shall not be liable to Borrower for any action taken by Lender or its designee under this power of attorney, except to the extent that such action was taken by Lender in bad faith or with gross negligence or willful misconduct. Borrower agrees that a carbon, photographic or other reproduction of a Financing Statement or this Agreement may be filed by Lender as a Financing Statement.

11.2  Outstanding Loan Balance. The outstanding principal amount of, and accrued interest on, the Loans and the Interest Rate applicable to the Loans from time to time, shall be, at all times, ascertained from the records of Lender and shall be conclusive absent obvious error.

11.3  Entire Agreement, Successors and Assigns and Course of Dealing. This Agreement along with the other Loan Documents constitutes the entire agreement among the Obligors and Lender, supersedes any prior agreements among them, and shall bind and benefit the Obligors and Lender and their respective successors and permitted assigns. The enumeration in this Agreement of Lender’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that Lender may have under the UCC or other Applicable Law. No course of dealing and no delay or failure of Lender to exercise any right, power or privilege under any of the Loan Documents will affect any other or future exercise of such right, power or privilege. The exercise of any one right, power or privilege shall not preclude the exercise of any others, all of which shall be cumulative.

11.4  Assignments and Participations.

(a)  Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Lender.

(b)  Notwithstanding subsection (c) of this Section 11.4, nothing herein shall restrict, prevent or prohibit Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by Lender from such Federal Reserve Bank. Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Lender except to the extent such transfer would result in increased costs to Borrower.

(c)  Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, assign with concurrent notice to Borrower, but without the consent of Borrower, assign all or a portion of its rights and obligations under this Agreement to any Person; provided, however, that (i) for each such assignment, the parties thereto shall execute and deliver to Lender, a written assignment in form and substance satisfactory to Lender. Upon such execution and delivery of the assignment to Lender, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, such assignee shall have the rights and obligations of Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights (other than any rights it may have pursuant to Sections 10.3 and 11.7 which will survive) and be released from its obligations under this Agreement (and in the case of an assignment covering all or the remaining portion of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto).

(d)  In connection with the efforts of Lender to assign its rights or obligations or to participate interests, Lender may disclose any information in its possession regarding Borrower or any of its Subsidiaries, subject to Section 11.14.

11.5  Amendments, Etc. Neither the amendment or waiver of any provision of this Agreement or any other Loan Document, nor the consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.6  Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 11.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in the signature page to this Agreement or to such other address (or facsimile number) as may be substituted by the giving of notice of such substitution. Delivery of a copy of any notice under this Section 11.6 to an individual designated on the signature page as “with a copy to” shall not be deemed notice to a party.

11.7  Expenses. Borrower agrees to pay all out-of-pocket costs and expenses of (a) Lender in connection with (i) the syndication, negotiation, preparation, execution, delivery, administration and monitoring of this Agreement and the other Loan Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Obligors with law and the provisions of such documents (including the reasonable fees and expenses of special counsel to Lender and the fees and expenses of counsel for Lender in connection with collateral issues and all due diligence, appraisal, field exam, environmental audit and other similar costs), and (ii) any amendment, waiver or consent relating hereto and thereto including any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Obligors under this Agreement or any other Loan Documents and (b) Lender in connection with enforcement of the Loan Documents and the documents and instruments referred to therein or executed in connection therewith, including but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Obligors under this Agreement or any other Loan Documents, including in connection with any such enforcement, the reasonable fees and disbursements of counsel for Lender (including the allocated costs of internal counsel), and the reasonable fees and expenses of a financial consultant engaged by Lender or its counsel in connection with the foregoing. Borrower also agrees to pay or reimburse Lender for the costs of conducting the appraisal of Borrower’s owned real property and the real property securing any Client Loan.

11.8  Assignment of Receivables. This Agreement may be supplemented by separate assignments of Receivables and, if such assignments are executed, the rights and interests given by Borrower pursuant to such assignments shall be in addition to, and not in limitation of, the rights and security interests given by Borrower under this Agreement. Lender will not be responsible for the collection of proceeds of any of the Collateral, or for losses of collected proceeds held by Borrower in trust for Lender.

11.9  Binding Effect; Severability. This Agreement shall not be deemed to create any right in any party except as provided herein and shall inure to the benefit of, and be binding upon, the successors and assigns of Borrower and Lender. All of Borrower’s obligations under this Agreement are absolute and unconditional and shall not be subject to any offset or deduction whatsoever. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part, such provision will be ineffective to the extent of such invalidity or unenforceability without in any manner effecting the validity or enforceability of the remaining provisions of this Agreement.

11.10  Final Agreement. This Agreement and the other Loan Documents are intended by Borrower and Lender to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.

11.11  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a “PDF file”) shall be deemed an original signature hereto. Any party delivering an executed counterpart of this Agreement by facsimile or as a PDF file also shall deliver an original executed counterpart of such agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

11.12  Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

11.13  Information. Lender agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement; provided that nothing herein shall prevent Lender from disclosing such information (a) to any Affiliate, or any officer, director, employee, agent, or advisor of Lender or Affiliate of Lender, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided, however, that, to the extent permitted by law, Lender shall provide prior written notice to Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to Lender other than as a result of a disclosure by Lender prohibited by this Agreement, (g) in connection with any litigation to which such member of Lender or any of its Affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Loan Documents or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document or to any actual or proposed participant or assignee; provided that such party is informed of the confidential nature of such information and that by receiving such information it is agreeing to be bound by these provisions, (i) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications subject to the prior review of such communication by the Obligors and (j) to a nationally recognized rating agency that requires access to information regarding the Obligors, the Loans and Loan Documents in connection with ratings issued or (k) any assignee of or participant in, or potential assignee of or participant in, any of its rights or obligations under this Agreement; provided that such party is informed of the confidential nature of such information and that by receiving such information it is agreeing to be bound by these provisions.

11.14  Nonliability of Lender. The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

11.15  Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, Borrower and Lender hereby agree that all agreements among them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Obligations and other indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement and all agreements between Borrower and Lender.

11.16  Right of Setoff. In addition to and not in limitation of all rights of offset that Lender may have under applicable law, Lender shall, if any Event of Default has occurred and is continuing and whether or not Lender has made any demand or the Obligations of Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by Lender or other holder, including any and all amounts in the Clearing Account.

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36382.02/263482v6

The undersigned, pursuant to due authority, have caused this Agreement to be executed as of the date set forth above.

BORROWER:
UNITED DEVELOPMENT FUNDING III, L.P.

By:  UMTH Land Development, L.P.
Its: general partner

By: UMT Services, Inc., its general partner

By: /s/ Jeff Shirley
Name: Jeff Shirley
Title: Executive Vice President

Address for Notices for Borrower: 1812 Cindy Lane, Suite 200 Bedford, Texas 76021 Attention: Hollis M. Greenlaw Facsimile: (817) 835-0383
with a copy to:	Hollis M. Greenlaw, Esq. 1812 Cindy Lane, Suite 200 Bedford, Texas 76021 Facsimile: (817) 835-0383
GENERAL PARTNER:

UMTH Land Development, L.P., acting in its own capacity, hereby (i) agrees with and accepts all of the terms and conditions of this Note which are applicable to the General Partner (as such term is defined in the Note), and (ii) makes the representations, warranties, covenants and agreements in the Note which are, by their terms, applicable to the General Partner.

UMTH LAND DEVELOPMENT, L.P. By: UMT Services, Inc. Its: General Partner By: /s/ Jeff Shirley Name: Jeff Shirley Title: Executive Vice President

Address for Notices for General Partner: 1812 Cindy Lane, Suite 200 Bedford, Texas 76021 Attention: ________________________ Facsimile: (817) 835-0383
with a copy to:	Hollis M. Greenlaw, Esq. 1812 Cindy Lane, Suite 200 Bedford, Texas 76021 Facsimile: (817) 835-0383
UMT:

UMT Services, Inc., acting in its own capacity, hereby (i) agrees with and accepts all of the terms and conditions of this Note which are applicable to UMT (as such term is defined in the Note), and (ii) makes the representations, warranties, covenants and agreements in the Note which are, by their terms, applicable to UMT.

UMT SERVICES, INC., a Delaware corporation . By: /s/ Jeff Shirley Name: Jeff Shirley Title: Executive Vice President
Address for Notices for UMT: 1812 Cindy Lane, Suite 200 Bedford, Texas 76021 Attention: Jeff Shirley Facsimile: (817) 835-0383
with a copy to:	Hollis M. Greenlaw, Esq. 1812 Cindy Lane, Suite 200 Bedford, Texas 76021 Facsimile: (817) 835-0383
LENDER:	PREMIER BANK By: /s/ Sean P.Cleveland Name: Sean P. Cleveland Title: Vice President
Address for Notices for Lender: 1111 South Main Street, Suite 108 Grapevine, Texas 76051 Attention: Sean P. Cleveland Facsimile: (817) 835-0383
with a copy to:	Hallett & Perrin, P.C. 2001 Bryan Street, Suite 3900 Dallas, Texas 75201 Attention: Melissa Youngblood Facsimile: (214) 922-4170